Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Hasbro, Inc.:
We consent to the use of our reports dated February 27, 2013 with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 30, 2012 and December 25, 2011, and the related consolidated statements of operations, comprehensive earnings, cash flows and shareholders' equity for each of the fiscal years in the three-year period ended December 30, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2012, incorporated by reference herein.
/s/ KPMG LLP
Providence, Rhode Island
 August 5, 2013